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                                                                     Exhibit 5.1

                                   February 22, 2002



Hasbro, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island 02862

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of $250,000,000 aggregate principal amount of 2.75% Convertible Senior Debentures due 2021 (the "Debentures") of Hasbro, Inc. (the "Company") and 11,574,075 shares of common stock, $0.50 par value per share, (the "Shares") initially issuable upon conversion of the Debentures. The Debentures were issued under an indenture dated as of November 30, 2001 between the Company and The Bank of Nova Scotia Trust Company of New York (the "Indenture"). All of the Debentures and Shares are being registered on behalf of the holders of the Debentures.

     We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Indenture and the purchase agreement relating to the Debentures and on certificates and other inquiries of officers of the Company and of public officials.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the Rhode Island Business Corporation Act, the laws of the State of New York and the federal laws of the United States of America.

     Based upon the foregoing, we are of the opinion that:

     1. The Debentures constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

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Hasbro, Inc.                       -2-                      February 22, 2002


     2. The Shares have been duly authorized and, when issued upon conversion of the Debentures, will be validly issued and fully paid and nonassessable.

     Our opinions in paragraph 1 are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities."

                                   Very truly yours,

                                   /s/ Ropes & Gray

                                   Ropes & Gray